[ILX Logo]

FOR IMMEDIATE RELEASE

May 11, 2004

ILX RESORTS REPORTS FIRST QUARTER RESULTS

PHOENIX, ARIZONA – May 11, 2004 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced today its results for the three months ended March 31, 2004.

First quarter revenue was $13.1 million in 2004 and $14.8 million in 2003, reflecting the reduction in scale in 2004 of the Las Vegas sales operation.  Net income for the first quarter of 2004 was $70,000, and both basic and fully diluted earnings per share were $0.02.  For the same period last year net income and both basic and fully diluted earnings per share from continuing operations were $457,000 and $0.15.  Net income and both basic and fully diluted earnings per share from discontinued operations were $28,000 and $0.01 for the period ending March 31, 2003.

“Although a weak January in our largest sales office impacted our earnings in the first quarter, we are comfortable that this was aberrational, as demonstrated by sales and profits for the most recent months from this operation significantly in excess of prior year,” said Joe Martori, Chairman and CEO.  We continue to focus on refining our Las Vegas sales operation to optimize its potential for generating not only new sales of vacation ownership interests, but also future interest spreads on the related consumer notes and opportunities for additional upgrade revenue from its customers.”

Martori continued, “At the same time, we are pleased to be providing our shareholders with the stability and significant financial return of a $0.42 per year common share dividend, payable quarterly, which is 5% greater than prior year.  We look forward to continuing our dividend payout policy while simultaneously working toward building share value.”

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX’s portfolio of world-class properties includes six resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico, land adjacent to an existing resort in northern Arizona and 44 acres of land one mile from the Las Vegas Strip, to both of which the Company holds development rights.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company’s control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company’s need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, pending litigation and other risks detailed in ILX’s Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

###